Exhibit 99.1

PCSB Financial Corporation Announces First Fiscal Quarter Financial Results and

Declares Quarterly Cash Dividend

Yorktown Heights, New York; October 28, 2021 – PCSB Financial Corporation (the “Company”) (NASDAQ: PCSB), parent of PCSB Bank (the "Bank"), today announced net income of $3.6 million, or $0.25 per diluted share, for the three months ended September 30, 2021, compared to $3.4 million, or $0.23 per diluted share, for the three months ended June 30, 2021 and $2.7 million, or $0.18 per diluted share, for the three months ended September 30, 2020.

On October 20, 2021, the Board of Directors declared a regular quarterly cash dividend of $0.06 per share. The dividend is payable on or about November 26, 2021 to shareholders of record as of the close of business on November 12, 2021.

First Quarter Highlights

•	Net income of $3.6 million for the current quarter, increases of 6.0% and 32.5% compared to the linked quarter and the same quarter last year, respectively.
•	Net interest income of $12.5 million for the current quarter, unchanged from the linked quarter and increased 8.3% from the same quarter last year.
•	Tax equivalent net interest margin was 2.82% for the current quarter, an increase from 2.81% in the linked quarter and 2.69% for the same quarter last year.
•	The average cost of interest-bearing deposits was 0.41% for the current quarter, a decrease from 0.48% in the linked quarter and 0.80% for the same quarter last year.
•	The efficiency ratio was 65.59% for the current quarter, decreased from 67.43% for the linked quarter and 70.86% for the prior year quarter.
•

Average loans receivable, excluding SBA Paycheck Protection Program (“PPP”) loans, of $1.20 billion for the current quarter, unchanged from the linked quarter and a decrease from $1.21 billion in the same quarter last year.

•	Average deposits of $1.51 billion for the current quarter, increases of 1.4% and 8.5% compared to the linked quarter and same quarter last year, respectively.
•	Allowance for loan losses to total net loans receivable (excluding PPP loans) of 0.68% as of September 30, 2021, an increase from 0.66% as of June 30, 2021.
•

Non-performing loans of $5.7 million, or 0.48% of total net loans receivable (excluding PPP loans), as of September 30, 2021, unchanged compared to June 30, 2021 and increased from 0.17% as of September 30, 2020.

•

Loans on COVID-19-related payment deferral totaled $18.5 million, or 1.52% of gross loans, as of September 30, 2021, compared to $27.3 million, or 2.21% of gross loans, as of June 30, 2021. Loans on deferral totaling $3.5 million and $15.0 million are scheduled to resume payments in the next two quarters, respectively.

President’s Comments

“As we celebrate our 150th anniversary, we are extremely pleased with the Company’s solid first quarter financial performance which resulted in record earnings”, said Joseph D. Roberto, Chairman, President & Chief Executive Officer of PCSB Financial Corporation. “Despite the challenging low interest rate environment, improvement in our year over year financial performance was largely driven by net interest margin expansion and control over operating expenses.  With respect to maintaining control over operating expenses, we have received notice of non-objection from the New York State Department of Financial Services to consolidate one of our branch offices which is expected to occur on or about December 30, 2021. Meanwhile, our staff remains a source of strength to our customers and communities by providing them with personal attention to help them get through lingering economic challenges caused by the pandemic. Moving forward, our sustained focus on our communities’ needs is a core principle that has made PCSB successful over the past 150 years and will continue to create sustainable value for our shareholders.”

Income Statement Summary

Net income for the current quarter was $3.6 million, which increased $204,000 from the linked quarter and $886,000 from the prior year period. The change from the linked quarter is primarily due to a $243,000 decrease in noninterest expense and a $45,000 increase in noninterest income, partially offset by a $46,000 decrease in net interest income, a $30,000 increase in income tax expense and an $8,000 increase in the provision for loan losses. The change from the prior year period is primarily due to a $958,000 increase in net interest income, a $96,000 decrease in provision for loan losses and a $19,000 increase in noninterest income, partially offset by a $187,000 increase in income tax expense.

Net interest income was $12.5 million for the current quarter, a decrease of $46,000, or 0.4%, compared to the linked quarter and an increase of $958,000, or 8.3%, compared to the prior year quarter. The decrease compared to the linked quarter is primarily the result of a $10.6 million, or 0.6%, decrease in average interest-earning assets, partially offset by a 1 basis point increase in the tax equivalent net interest margin. The increase in net interest income compared to the prior year period is primarily the result of a $62.8 million, or 3.6%, increase in average interest-earning assets and a 13 basis point increase in the tax equivalent net interest margin.

The tax equivalent net interest margin was 2.82% for the current quarter, reflecting increases of 1 basis point compared to 2.81% in the linked quarter and 13 basis points compared to 2.69% in the prior year quarter. Adjusted net interest margin, which excludes the effect of PPP loan interest and fees, was 2.72% for the current quarter compared to 2.68% in the linked quarter and 2.63% in the prior year quarter, as reductions in the cost of funds were partially offset by decreases in asset yields, driven by lower market interest rates.

The Company recognized PPP loan interest and origination fee income (net of costs) of $381,000 in the current quarter, compared to $516,000 in the linked quarter and $217,000 in the prior year quarter. Unearned origination fees (net of costs) on PPP loans totaled $698,000 as of September 30, 2021 and will be recognized in income over the remaining lives of the loans. The timing of such recognition is largely dependent on the timing of forgiveness.

Tax equivalent yield on interest-earning assets for the current quarter was 3.20%, a 6 basis point decrease from the linked quarter and a 17 basis point decrease from the prior year quarter. The decrease in yield compared to the linked quarter and the prior year quarter is a result of decreases in market interest rates, lower average loan balances due to muted origination activity and elevated amounts of liquidity over the last twelve months. The decline in asset yields (excluding the effects of PPP income) has slowed in recent quarters due to a more stable yield curve and a more favorable earning asset composition.

The cost of interest-bearing deposits was 0.41% for the current quarter, decreases of 7 basis points and 39 basis points from 0.48% and 0.80% in the linked quarter and prior year quarter, respectively. In response to lower market interest rates and increased liquidity levels, deposit rate reductions have been implemented throughout the last 18 months, the effects of which continue to be realized. As of quarter end, the weighted average cost of interest-bearing deposits was 0.34%. The cost of interest-bearing liabilities was 0.49% for the current quarter, decreases of 10 basis points from 0.59% in the linked quarter and 40 basis points from 0.89% in the prior year quarter. During the remainder of fiscal year 2022, the Company has $27.5 million of wholesale funding maturing, comprised of FHLB advances and brokered time deposits, with a weighted average cost of 2.43%.

The provision for loan losses was $13,000 for current quarter, compared to $5,000 for the linked quarter and $109,000 for the prior year quarter. Loans on COVID-19 related payment deferral totaled $18.5 million, or 1.52% of gross loans, as of September 30, 2021, compared to $27.3 million, or 2.21% of gross loans, as of June 30, 2021. Recoveries, net of charge-offs, were $265,000 for the current quarter compared to $11,000 for the linked quarter and charge-offs, net of recoveries, of $76,000 for the prior year quarter.  Non-performing loans as a percent of total loans receivable (excluding PPP loans) was 0.48% as of September 30, 2021, unchanged compared to June 30, 2021 and increased from 0.17% as of September 30, 2020.

The table below provides additional detail for those loans on deferral as of September 30, 2021 (dollar amounts in thousands):

Industry Sector:	Number of loans	Recorded Investment (1) (2)	% secured by real estate collateral	Loan-to-Value % (3)	Weighted average term of remaining deferral (in months)
Retail	3	$11,590	100.0%	59.8%	3.1
Hotels and accommodation services	1	2,013	100.0	54.8	0.1
Food service	2	3,018	100.0	48.7	1.7
All other commercial	5	1,903	89.2	70.0	2.7
Total	11	$18,524	98.9%	58.3%	2.5

(1) Includes loans classified as special mention and substandard of $1.7 million and $8.6 million, respectively.
(2) Includes $3.6 million of nonaccrual loans. All loans are considered current.
(3) Generally based on collateral values upon origination.

Noninterest income of $613,000 for the current quarter increased $45,000 compared to the linked quarter and $19,000 compared to the prior year quarter. The increase compared to the linked quarter was primarily due to increases of $24,000 in bank-owned life insurance income, $11,000 in fees and service charges and $10,000 in all other noninterest income. The increase compared to the prior year quarter was primarily due to increases of $79,000 in fees and service charges, $60,000 in bank-owned life insurance income and $9,000 in all other noninterest income, partially offset by a $129,000 decrease in swap income. The increase in fees and service charges compared to the prior year quarter was partially the result of the waiver in the prior year of certain overdraft fees, ATM usage fees, wire and CD early withdrawal fees in response to COVID-19, as well an increase in debit card and interchange income. Current quarter noninterest income includes net gains on the sale of loans of $6,000, compared to none in the linked quarter and prior year quarter.

Noninterest expense of $8.6 million for the current quarter decreased $243,000 compared to the linked quarter and was unchanged compared to the prior year quarter. The decrease compared to the linked quarter was primarily due to lower pension costs. Noninterest expenses were unchanged compared to the prior year quarter primarily due to increases in New York State capital-based taxes and ESOP costs, which were largely offset by lower pension costs.

The effective income tax rate was 19.9% for the current quarter, as compared to 20.2% for the linked quarter and 20.7% for the prior year quarter.

Balance Sheet Summary

Total assets were largely unchanged at $1.87 billion at September 30, 2021 as compared to June 30, 2021, as an increase of $28.6 million in total investment securities, was largely offset by decreases of $18.8 million in net loans receivable and $11.3 million in cash and cash equivalents. The increase in investment securities was the result of the Company deploying excess liquidity and included increases of $26.9 million in state and municipal securities, $5.5 million in corporate securities and $5.1 million in mortgage-backed securities, partially offset by a $9.0 million decrease in U.S. government and agency bonds. Net loans receivable decreased $18.8 million, primarily the result of decreases in commercial loans and residential mortgage loans of $28.6 million and $2.6 million, respectively, partially offset by increases in commercial mortgage loans and construction loans of $11.4 million and $1.5 million, respectively. The decrease in commercial loans includes a decrease in PPP loans of $17.3 million, driven by paydowns and forgiveness.

Total liabilities were largely unchanged at $1.60 billion at September 30, 2021 compared to June 30, 2021 as an increase of $13.0 million in deposits was largely offset by decreases of $11.1 million in other liabilities and $3.7 million in mortgage escrow funds. The $13.0 million increase in deposits includes increases in money market and NOW accounts of $30.2 million and $4.4 million, respectively, partially offset by decreases in time deposits, savings and demand accounts of $13.3 million, $5.7 million and $2.6 million, respectively.

Total shareholders’ equity increased $168,000 to $274.7 million at September 30, 2021 as compared to $274.6 million as of June 30, 2021. This increase was primarily due to net income of $3.6 million and $1.3 million of stock-based compensation and reduction in unearned ESOP shares for plan shares earned during the period, partially offset by the repurchase of $3.7 million (204,335 shares) of common stock and $876,000 of cash dividends declared and paid. As of September 30, 2021, there were 339,828 shares available to be repurchased under the current stock repurchase plan.

At September 30, 2021, the Company’s book value per share and tangible book value per share were $17.64 and $17.24, respectively, compared to $17.41 and $17.01, respectively, at June 30, 2021. Reconciliations of book value per share (GAAP measure) to tangible book value per share (non-GAAP measure) appear at the end of this release. At September 30, 2021, the Bank was considered “well capitalized” under applicable regulatory guidelines.

About PCSB Financial Corporation and PCSB Bank

PCSB Financial Corporation is the bank holding company for PCSB Bank. PCSB Bank is a New York-chartered commercial bank that has served the banking needs of its customers in the Lower Hudson Valley of New York State since 1871. It operates from its executive offices/headquarters and 15 branch offices located in Dutchess, Putnam, Rockland and Westchester Counties in New York.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the duration, extent and severity of the COVID-19 pandemic, including its impact on our business and operations, the impact of lost fee revenue and increased operating expenses, as well as its effect on our customers and issuers of securities, including their ability  to make timely payments on obligations, service providers and on economies and markets more generally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the Company's business; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

Contact: Joseph D. Roberto

Chairman, President and Chief Executive Officer

(914) 248-7272

PCSB Financial Corporation and Subsidiaries

Consolidated Balance Sheets (unaudited)

(amounts in thousands, except share and per share data)

	September 30,	June 30,
	2021	2021
ASSETS
Cash and due from banks	$145,875	$152,070
Federal funds sold	2,137	7,235
Cash and cash equivalents	148,012	159,305
Held to maturity debt securities, at amortized cost (fair value of $381,521 and $342,137, respectively)	378,510	337,584
Available for sale debt securities, at fair value	45,015	57,387
Total investment securities	423,525	394,971
Loans receivable, net of allowance for loan losses of $8,159 and $7,881, respectively	1,210,674	1,229,451
Accrued interest receivable	6,550	6,398
FHLB stock	4,506	4,507
Premises and equipment, net	20,536	21,099
Deferred tax asset, net	2,540	2,552
Bank-owned life insurance	35,760	35,568
Goodwill	6,106	6,106
Other intangible assets	135	151
Other assets	14,835	14,827
Total assets	$1,873,179	$1,874,935
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits	$1,288,167	$1,272,610
Non interest-bearing deposits	216,470	219,072
Total deposits	1,504,637	1,491,682
Mortgage escrow funds	6,828	10,536
Advances from Federal Home Loan Bank	65,924	65,957
Other liabilities	21,062	32,200
Total liabilities	1,598,451	1,600,375
Commitments and contingencies	-	-
Shareholders' equity:
Preferred stock ($0.01 par value, 10,000,000 shares authorized, no shares issued or outstanding as of September 30, 2021 and June 30, 2021)	-	-
Common stock ($0.01 par value, 200,000,000 shares authorized, 18,703,577 shares issued as of both September 30, 2021 and June 30, 2021, 15,574,310 and 15,770,645 shares outstanding as of September 30, 2021 and June 30, 2021, respectively)	187	187
Additional paid in capital	190,793	189,926
Retained earnings	153,725	150,987
Unearned compensation - ESOP	(9,932)	(10,176)
Accumulated other comprehensive loss, net of income taxes	(3,204)	(3,099)
Treasury stock, at cost, 3,129,267 and 2,932,932 shares as of September 30, 2021 and June 30, 2021, respectively)	(56,841)	(53,265)
Total shareholders' equity	274,728	274,560
Total liabilities and shareholders' equity	$1,873,179	$1,874,935

PCSB Financial Corporation and Subsidiaries

Consolidated Statements of Operations (unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended
	September 30,
	2021	2020
Interest and dividend income
Loans receivable	$12,107	$12,547
Investment securities	2,011	1,856
Federal funds and other	109	125
Total interest and dividend income	14,227	14,528
Interest expense
Deposits and escrow interest	1,354	2,432
FHLB advances	338	519
Total interest expense	1,692	2,951
Net interest income	12,535	11,577
Provision for loan losses	13	109
Net interest income after provision for loan losses	12,522	11,468
Noninterest income
Fees and service charges	401	322
Swap income	-	129
Bank-owned life insurance	192	132
Other	20	11
Total noninterest income	613	594
Noninterest expense
Salaries and employee benefits	5,773	5,607
Occupancy and equipment	1,353	1,318
Communications and data processing	527	576
Professional fees	393	400
Postage, printing, stationery and supplies	143	139
Advertising	100	100
FDIC assessment	125	113
Amortization of intangible assets	16	20
Other operating expenses	194	351
Total noninterest expense	8,624	8,624
Net income before income tax expense	4,511	3,438
Income tax expense	897	710
Net income	$3,614	$2,728
Earnings per common share:
Basic	$0.25	$0.18
Diluted	0.25	0.18
Weighted average common shares outstanding:
Basic	14,337,543	15,302,838
Diluted	14,405,816	15,302,949

PCSB Financial Corporation and Subsidiaries

Net Interest Margin Analysis (unaudited)

(dollar amounts in thousands)

	Three Months Ended
	September 30, 2021			June 30, 2021			September 30, 2020
	Average Balance	Interest / Dividends	Average Rate	Average Balance	Interest / Dividends	Average Rate	Average Balance	Interest / Dividends	Average Rate
Assets:
Loans receivable (1)	$1,223,532	$12,107	3.96%	$1,245,610	$12,625	4.06%	$1,252,595	$12,547	4.01%
Investment securities (1)	404,565	2,011	2.07	363,175	1,851	2.11	315,292	1,856	2.38
Other interest-earning assets	160,659	109	0.27	190,582	110	0.23	158,038	125	0.31
Total interest-earning assets	1,788,756	14,227	3.20	1,799,367	14,586	3.26	1,725,925	14,528	3.37
Non-interest-earning assets	76,375			79,015			71,926
Total assets	$1,865,131			$1,878,382			$1,797,851

Liabilities and equity:
NOW accounts	$182,531	70	0.15	$182,475	69	0.15	$149,466	89	0.24
Money market accounts	350,575	186	0.21	311,255	162	0.21	250,297	238	0.38
Savings accounts and mortgage escrow funds	397,292	113	0.11	387,422	109	0.11	360,091	202	0.22
Time deposits	367,641	985	1.06	395,240	1,179	1.20	443,487	1,903	1.70
Total interest-bearing deposits	1,298,039	1,354	0.41	1,276,392	1,519	0.48	1,203,341	2,432	0.80
FHLB advances	65,935	338	2.03	94,970	486	2.05	106,067	519	1.94
Total interest-bearing liabilities	1,363,974	1,692	0.49	1,371,362	2,005	0.59	1,309,408	2,951	0.89
Non-interest-bearing deposits	207,806			208,265			184,085
Other non-interest-bearing liabilities	19,943			23,114			28,958
Total liabilities	1,591,723			1,602,741			1,522,451
Total shareholders' equity	273,408			275,641			275,400
Total liabilities and shareholders' equity	$1,865,131			$1,878,382			$1,797,851

Net interest income		$12,535			$12,581			$11,577
Interest rate spread - tax equivalent (2)			2.71			2.67			2.48
Net interest margin - tax equivalent (3)			2.82			2.81			2.69
Average interest-earning assets to interest-bearing liabilities	131.14%			131.21%

(1) Tax exempt yield is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 21% for all periods presented. See reconciliation of GAAP to non-GAAP measures at the end of this release.

(2) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(3) Net interest margin represents tax equivalent net interest income divided by average interest-earning assets. See reconciliation of GAAP to non-GAAP measures at the end of this release.

PCSB Financial Corporation and Subsidiaries

Condensed Financial Information (unaudited)

(amounts in thousands, except per share data)

	As of
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Condensed Balance Sheets
Cash and cash equivalents	$148,012	$159,305	$169,314	$162,541	$162,739
Total investment securities	423,525	394,971	347,302	310,231	318,509
Loans receivable, net	1,210,674	1,229,451	1,261,155	1,237,550	1,227,913
Other assets	90,968	91,208	76,903	79,517	81,914
Total assets	$1,873,179	$1,874,935	$1,854,674	$1,789,839	$1,791,075

Total deposits and mortgage escrow funds	$1,511,465	$1,502,218	$1,463,542	$1,387,897	$1,383,432
Advances from Federal Home Loan Bank	65,924	65,957	95,991	106,023	106,056
Other liabilities	21,062	32,200	23,844	26,595	27,908
Total liabilities	1,598,451	1,600,375	1,583,377	1,520,515	1,517,396
Total shareholders' equity	274,728	274,560	271,297	269,324	273,679
Total liabilities and shareholders' equity	$1,873,179	$1,874,935	$1,854,674	$1,789,839	$1,791,075

	Quarter Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Condensed Income Statements
Interest income	$14,227	$14,586	$13,925	$14,225	$14,528
Interest expense	1,692	2,005	2,288	2,678	2,951
Net interest income	12,535	12,581	11,637	11,547	11,577
Provision (benefit) for loan losses	13	5	(894)	107	109
Noninterest income	613	568	592	743	594
Noninterest expense	8,624	8,867	8,572	8,691	8,624
Income before income tax expense	4,511	4,277	4,551	3,492	3,438
Income tax expense	897	867	959	798	710
Net income	$3,614	$3,410	$3,592	$2,694	$2,728

Earnings per share:
Basic	$0.25	$0.23	$0.25	$0.18	$0.18
Diluted	0.25	0.23	0.25	0.18	0.18

PCSB Financial Corporation and Subsidiaries

Selected Financial Data (unaudited)

	Quarter Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Performance Ratios (1):
Return on average assets	0.78%	0.73%	0.80%	0.60%	0.61%
Return on average equity	5.29%	4.95%	5.32%	3.96%	3.96%
Interest rate spread	2.71%	2.67%	2.53%	2.52%	2.47%
Net interest margin	2.82%	2.81%	2.69%	2.71%	2.69%
Efficiency ratio	65.59%	67.43%	70.10%	70.72%	70.86%

Noninterest income to average assets	0.13%	0.12%	0.13%	0.17%	0.13%
Noninterest expense to average assets	1.85%	1.89%	1.90%	1.95%	1.92%

Average interest-earning assets to average interest-bearing liabilities	131.14%	131.21%	131.31%	131.07%	131.81%
Average equity to average assets	14.66%	14.67%	14.99%	15.23%	15.32%
Dividend payout ratio (2)	24.24%	26.07%	16.65%	22.57%	23.09%

PCSB Financial Corporation and Subsidiaries

Selected Financial Data (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	As of and for the quarter ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Loans to deposits	80.46%	82.42%	86.72%	89.85%	89.17%

Share Data:
Shares outstanding	15,574,310	15,770,645	15,966,216	16,097,867	16,634,237
Book value per common share	$17.64	$17.41	$16.99	$16.73	$16.45
Tangible book value per common share (3)	$17.24	$17.01	$16.60	$16.34	$16.07

Asset Quality Ratios:
Non-performing loans receivable	$5,732	$5,764	$2,054	$1,668	$2,083
Non-performing assets	$5,732	$5,764	$2,054	$1,668	$2,083
Allowance for loan losses as a percent of total loans receivable (4)	0.68%	0.66%	0.65%	0.72%	0.72%
Allowance for loan losses as a percent of non-performing loans receivable	142.34%	136.73%	382.91%	520.20%	416.32%
Non-performing loans as a percent of total loans receivable, net (4)	0.48%	0.48%	0.17%	0.14%	0.17%
Non-performing assets as a percent of total assets	0.31%	0.31%	0.11%	0.09%	0.12%
Net (recoveries) charge-offs	$(265)	$(11)	$(82)	$102	$76
Net (recoveries) charge-offs to average outstanding loans during the period (1)	(0.09%)	0.00%	(0.03%)	0.03%	0.02%

Capital Ratios (5):
Tier 1 capital (to adjusted total assets)	12.72%	12.48%	12.76%	12.66%	12.41%
Common equity Tier 1 capital (to risk-weighted assets)	17.84%	17.93%	17.72%	17.74%	17.56%
Tier 1 capital (to risk-weighted assets)	17.84%	17.93%	17.72%	17.74%	17.56%
Total capital (to risk-weighted assets)	18.46%	18.53%	18.33%	18.42%	18.24%

(1) Performance ratios for quarter ended periods are annualized.
(2) Dividends declared per share divided by net income per share.

(3) Tangible book value per share is a non-GAAP measure and equals total shareholders’ equity, less goodwill and other intangible assets, divided by shares outstanding. We believe this disclosure may be meaningful to those investors who seek to evaluate our equity without giving effect to goodwill and other intangible assets. Reconciliations of GAAP to non-GAAP measures appear at the end of this release.

(4) Total loans receivable excludes PPP loans.
(5) Represents Bank ratios.

PCSB Financial Corporation and Subsidiaries

Loan and Deposit Portfolios (unaudited)

(amounts in thousands)

	As of
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Mortgage loans:
Residential mortgages	$221,735	$224,305	$229,008	$237,987	$245,008
Commercial mortgages	838,021	826,624	831,162	801,348	794,248
Construction	11,639	10,151	10,047	17,551	11,512
Net deferred loan origination costs	97	196	365	600	666
Total mortgage loans	1,071,492	1,061,276	1,070,582	1,057,486	1,051,434
Commercial and consumer loans:
Commercial loans (1)	122,031	150,658	171,314	160,678	155,569
Home equity credit lines	24,936	25,439	27,211	27,653	29,249
Consumer and overdrafts	394	345	269	328	308
Net deferred loan origination costs	(20)	(386)	(356)	82	25
Total commercial and consumer loans	147,341	176,056	198,438	188,741	185,151
Total loans receivable	1,218,833	1,237,332	1,269,020	1,246,227	1,236,585
Allowance for loan losses	(8,159)	(7,881)	(7,865)	(8,677)	(8,672)
Loans receivable, net	$1,210,674	$1,229,451	$1,261,155	$1,237,550	$1,227,913

(1) Includes PPP loans totaling:	$19,763	$37,050	$50,380	$35,687	$35,687

	As of
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Demand deposits	$216,470	$219,072	$203,344	$189,968	$183,844
NOW accounts	181,572	177,223	169,077	159,919	148,176
Money market accounts	363,090	332,843	301,892	256,132	253,176
Savings	381,836	387,529	372,151	354,882	349,805
Time deposits	361,669	375,015	407,826	416,386	442,011
Total deposits	$1,504,637	$1,491,682	$1,454,290	$1,377,287	$1,377,012

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited)

(dollar amounts in thousands, except share and per share data)

	Quarter Ended
	September 30, 2021	June 30, 2021	September 30, 2020
Computation of Tax Equivalent Net Interest Income
Total interest income	$14,227	$14,586	$14,528
Total interest expense	1,692	2,005	2,951
Net interest income (GAAP)	12,535	12,581	11,577
Tax equivalent adjustment	89	68	33
Net interest income - tax equivalent (Non-GAAP)	$12,624	$12,649	$11,610

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	As of
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Computation of Tangible Book Value per Common Share
Total shareholders' equity (GAAP)	$274,728	$274,560	$271,297	$269,324	$273,679
Adjustments:
Goodwill	(6,106)	(6,106)	(6,106)	(6,106)	(6,106)
Other intangible assets	(135)	(151)	(168)	(189)	(209)
Tangible common shareholders' equity (Non-GAAP)	$268,487	$268,303	$265,023	$263,029	$267,364

Common shares outstanding	15,574,310	15,770,645	15,966,216	16,097,867	16,634,237

Book value per share (GAAP)	$17.64	$17.41	$16.99	$16.73	$16.45
Adjustments:
Effects of intangible assets	(0.40)	(0.40)	(0.39)	(0.39)	(0.38)

Tangible book value per common share (Non-GAAP)	$17.24	$17.01	$16.60	$16.34	$16.07

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	Quarter Ended
	September 30, 2021	June 30, 2021	September 30, 2020
Computation of Adjusted Yield on Assets and Adjusted Net Interest Margin, Excluding PPP interest and fee income
Average interest-earning assets	$1,788,756	$1,799,367	$1,725,925

Interest and dividend income (GAAP)	$14,227	$14,586	$14,528
Less: PPP interest and fee income	(381)	(516)	(217)
Adjusted interest and dividend income (Non-GAAP)	$13,846	$14,070	$14,311

Yield on interest-earning assets (GAAP)	3.20%	3.26%	3.37%
Adjusted yield on interest-earning assets (Non-GAAP)	3.10%	3.13%	3.32%

Net interest income (GAAP)	$12,535	$12,581	$11,577
Less: PPP interest and fee income	(381)	(516)	(217)
Adjusted net interest income (Non-GAAP)	$12,154	$12,065	$11,360

Net interest margin (GAAP)	2.82%	2.81%	2.69%
Adjusted net interest margin (Non-GAAP)	2.72%	2.68%	2.63%